Exhibit 99.1

Craig Hatkoff Named as an Independent Director to SL Green Board of Directors

New York - January 11, 2011 - SL Green Realty Corp. (NYSE: SLG) today announced that Craig Hatkoff, a highly respected, real estate investment executive, entrepreneur, publisher and philanthropist, has been appointed as an Independent Director to the company's Board of Directors.

Mr. Hatkoff has been active in commercial real estate and community development for more than two decades. He spent 11 years at Chemical Bank, as Co-Head of the real estate investment banking unit, and was a pioneer in commercial mortgage securitization. Mr. Hatkoff was a Co-Founder and Managing Partner of Victor Capital Group, L.P. until it was later acquired by Capital Trust, Inc., where he served as Vice-Chairman and Chairman of the Executive Committee. He left in 2000 to pursue other entrepreneurial and civic endeavors but served as a Director of Capital Trust, Inc. from 1996 until early 2010. Mr. Hatkoff is also on the Board of Directors of Taubman Centers, Inc., where he has served since 2004.

"Craig Hatkoff is a great addition to our Board and we are pleased that he is joining us," said Stephen L. Green, Chairman of the Board. "His strong background in commercial real estate and real estate finance is well known and respected throughout the New York real estate industry. Also, his very deep commitment to New York City matches well with SL Green's core investment and operational focus."

Mr. Hatkoff is a co-founder, along with Jane Rosenthal and Robert DeNiro, of Tribeca Enterprises, a diversified company best known for New York City's annual Tribeca Film Festival. The festival, launched in 2002, is widely credited as a catalyst and ongoing driving force behind Lower Manhattan's economic rebound since the September 11th terrorist attacks.

Mr. Hatkoff is presently Chairman of Turtle Pond Publications, LLC, an award-winning publisher and best selling author of children's books. Turtle Pond is active in a number of new media, entertainment and publishing ventures including Fillpoint, LLC, a leading video game publishing, distribution and fulfillment provider for major U.S. retailers.

In addition, Mr. Hatkoff serves on the Boards of a number of non-profit organizations including the Tribeca Film Institute which he co-founded, the Desmond Tutu Peace Foundation, Richard Leakey's Wildlife Direct, the Child Mind Institute, The Rock and Roll Hall of Fame, Sesame Workshop, Scholastic's Alliance for Young Artists and Writers and the Borough of Manhattan Community College Foundation. He is Founder of the Disruptor Foundation and the Owen and Mzee Foundation. From 2002 to 2005, he served as a trustee of the New York City School Construction Authority, the agency responsible for the construction of all public schools in New York City.

About SL Green Realty Corp.

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. SL Green is the only publicly held REIT that specializes in this niche. As of September 30, 2010, SL Green owned interests in 30 New York City office properties totaling approximately 22,324,460 square feet, making it New York's largest office landlord. In addition, at September 30, 2010, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 366,312 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 31 suburban assets totaling 6,804,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

Forward-looking Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company, or industry results to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others, the strength of the commercial office real estate markets in the New York metro area, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements , and other factors, which are beyond the Company's control. Additional information or factors that could impact the Company and the forward-looking statements contained herein are included in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For SL Green:
James Mead
Chief Financial Officer
-or-
Heidi Gillette
Director, Investor Relations
SL Green Realty Corp.
(212) 594.2700